EXHIBIT 21.1
Subsidiaries of NNN Healthcare/Office REIT, Inc.
NNN Healthcare/Office REIT Holdings, L.P. (Delaware)
NNN Southpointe, LLC (Delaware)
NNN Crawfordsville, LLC (Delaware)
NNN Lenox Medical, LLC (Delaware)
NNN Lenox Medical Land, LLC (Delaware)
NNN Gallery Medical, LLC (Delaware)